Exhibit 2.3
Execution Copy
SECURITY AGREEMENT

Date:	June 2, 2008

Effective Date:	June 2, 2008

Debtor:	CUSTOMER SERVICE DELIVERY PLATFORM CORPORATION, a California Corporation

Debtor Mailing Address (including County):	575 Anton Blvd., Suite 300 Costa Mesa, Orange County CA 92626

Secured Party (Whether one or more):	PACIFIC DECISION SCIENCE CORPORATION, a Delaware Corporation

Secured Party Mailing Address (including County):	490 Villaume Avenue South St. Paul, MN 55075-2443 Attention: General Counsel (or any other place that Secured Party may designate in writing).
This Security Agreement is entered into with respect to:
(i)
a loan (the “Loan”) to be made by Secured Party to Debtor pursuant to a Secured Promissory Note (the “Note”) of even date herewith in the original principal sum of One Million Eight Hundred Thousand Dollars ($1,800,000.00);

Secured Party and Debtor agree as follows:
1.	Definitions.

1.1	“Collateral”. The Collateral shall consist of all of the personal property of Debtor, wherever located, and now owned or hereafter acquired including but not limited to :
whether now owned or hereafter acquired or arising including but not limited to:
(i)	Accounts, including Accounts Receivable;

(ii)	Chattel paper;

(iii)	Equipment;

(iv)	Instruments, including Promissory Notes;

(v)	Deposit accounts,

(vi)	Fixtures;

(vii)	Inventory;

Execution Copy
(viii)	Goods;

(ix)	Documents;

(x)	Investment property;

(xi)	Debtor’s claims against third parties;

(xii)	Letter-of-credit rights;

(xiii)	General intangibles, including payment intangibles;

(xiv)	Supporting obligations;

(xv)	All tangible and intangible assets set forth in paragraph 5. to Exhibit A of the Asset Purchase Agreement between the Debtor and the Secured Party, dated the date hereof (the “Purchase Agreement”);

(xvi)	Licenses described on Schedule 1 attached to the Purchase Agreement; and

(xvii)	To the extent not listed above as original collateral, proceeds and products of the foregoing and all books and records related to the foregoing.
1.2	“Obligations”. This Security Agreement secures the following:
(i)	Debtor’s obligations under the Note and this Security Agreement;

(ii)
the repayment of: (a) any amounts that Secured Party may advance or spend for the maintenance or preservation of the Collateral following a Default by Debtor and (b) any other expenditures that Secured Party may make under the provisions of this Security Agreement for the benefit of Debtor; and

(iii)	all amounts owed under any modifications, renewals or extensions of any of the foregoing obligations.
1.3	“UCC”. Any term used in the Uniform Commercial Code (“UCC”) and not defined in this Security Agreement has the meaning given to the term in the UCC.

2.	Grant of Security Interest.

Debtor grants a security interest in the Collateral to Secured Party to secure the payment or performance of the Obligations.

3.	Perfection of Security Interests.

3.1	Filing of financing statement.
(i)
Debtor authorizes Secured Party to file a financing statement (the “Financing Statement”) describing the Collateral. Additionally, Debtor agrees to execute and deliver to Secured Party such additional documents as Secured Party may reasonably request in order to perfect Secured Party’s interest in the Collateral, provided that such documents shall be prepared at Secured Party’s sole cost and expense.

3.2	Possession.
(i)
Debtor shall have possession of the Collateral. If any Collateral is in the possession of a third party, Debtor will join with Secured Party in notifying the third party of Secured Party’s security interest and obtaining an acknowledgment from the third party that it is holding the Collateral for the benefit of Secured Party.

Execution Copy
4.	Post-Closing Covenants and Rights Concerning the Collateral.

4.1
Inspection. Secured Party may inspect any Collateral, at any time upon reasonable written notice of not less than five (5) business days given after an Event of Default as that term is defined in Section 7 below.

4.2
Secured Party’s Collection Rights. Secured Party shall have the right at any time to enforce Debtor’s rights against the account debtors and obligors, upon an Event of Default and upon ten (10) days’ written notice.

4.3	Limitations on Obligations Concerning Maintenance of Collateral.
(i)	Risk of Loss. Debtor has the complete risk of loss of the Collateral;

(ii)	No Collection Obligation. Secured Party has no duty to collect any income accruing on the Collateral or to preserve any rights relating to the Collateral.
5.	Debtor’s Representations and Warranties.
Debtor warrants and represents that:
5.1
Title to and transfer of Collateral. It has rights in or the power to transfer the Collateral and its title to the Collateral is free of all adverse claims, liens, security interests and restrictions on transfer or pledge except as created by this Security Agreement.

5.2	Location of Collateral. All collateral consisting of goods is located solely in the State of California.

6.	Debtor’s Covenants.
Until the Obligations are paid in full, Debtor agrees that it will:
6.1	Not dispose of any of its assets except in Debtor’s ordinary course of business;

6.2
Unless disposed of in the ordinary course of business, maintain the Collateral in good condition and protect it against misuse, abuse, waste, and deterioration except for ordinary wear and tear resulting from its intended use or loss, destruction or damage due to forces of nature or criminal and/or malicious acts of others; and

6.3	Not, while an Event of Default is occurring, without Secured Party’s prior written consent, declare a cash dividend.

Execution Copy
7.	Events of Default.
The occurrence of any of the following shall, at the option of Secured Party, be an Event of Default:
7.1	Any default, Event of Default (as defined) by Debtor under the Note or any of the other Obligations;

7.2	Debtor’s failure to comply with any of the provisions of, or the incorrectness of any representation or warranty contained in, this Security Agreement, the Note, or in any of the other Obligations;

7.3	Attachment, execution or levy on any of the Collateral;

7.4	Debtor voluntarily or involuntarily becoming subject to any proceeding under (a) the Bankruptcy Code or (b) any similar remedy under state statutory or common law;

7.5
Debtor’s failure to comply with, or to become subject to any administrative or judicial proceeding under any federal, state or local (a) hazardous waste or environmental law, (b) asset forfeiture or similar law which can result in the forfeiture of property, or (c) other law, where noncompliance may have any significant effect on the Collateral; or

7.6	Debtor’s failure to comply with any of the covenants set forth in Section 6 above.

8.	Remedies Upon Default.

8.1
General. Upon any Event of Default, Secured Party may pursue any remedy available at law (including those available under the provisions of the UCC), or in equity to collect, enforce or satisfy any Obligations then owing, whether by acceleration or otherwise.

8.2	Concurrent Remedies. Upon any Event of Default, Secured Party shall have the right to pursue any of the following remedies separately, successively or concurrently:
(i)	File suit and obtain judgment and, in conjunction with any action, Secured Party may seek any ancillary remedies provided by law.

(ii)
Take possession of any Collateral if not already in its possession without demand and without legal process. Upon Secured Party’s demand, Debtor will assemble and make the Collateral available to Secured Party as they direct. Debtor grants to Secured Party the right, upon ten (10) day’s written notice, for this purpose, to enter into or on any premises where Collateral may be located.

(iii)	Without taking possession, sell, lease or otherwise dispose of the Collateral at public or private sale in accordance with the UCC.

Execution Copy
9.	Miscellaneous

9.1
Assignment Binds Assignees. This Security Agreement shall bind and shall inure to the benefit of the heirs, legatees, executors, administrators, successors and assigns of Secured Party and shall bind all persons who become bound as a debtor to this Security Agreement. Secured Party does not consent to any assignment by Debtor except as expressly provided in this Security Agreement. Secured Party may assign its rights and interests under this Security Agreement. If an assignment is made, Debtor shall render performance under this Security Agreement to the assignee. Debtor waives and will not assert against any assignee any claims, defenses or set-offs which Debtor could assert against Secured Party except defenses which cannot be waived.

9.2
Severability. Should any provision of this Security Agreement be found to be void, invalid or unenforceable by a court or panel of arbitrators of competent jurisdiction, that finding shall only affect the provisions found to be void, invalid or unenforceable and shall not affect the remaining provisions of this Security Agreement.

9.3
Notices. Any notices required by this Security Agreement shall be deemed to be delivered when a record has been (a) deposited in any United States postal box if postage is prepaid, and the notice properly addressed to the intended recipient, (b) received by telecopy, (c) received through the Internet, and (d) when personally delivered.

9.4	Headings. Section headings used in this Security Agreement are for convenience only. They are not a part of this Security Agreement and shall not be used in construing it.

9.5
Governing Law. THIS SECURITY AGREEMENT IS BEING EXECUTED AND DELIVERED AND IS INTENDED TO BE PERFORMED IN THE STATE OF CALIFORNIA AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, EXCEPT TO THE EXTENT THAT THE UCC PROVIDES FOR THE APPLICATION OF THE LAW OF THE DEBTOR STATES.

9.6	Rules of Construction.

No reference to “proceeds” in this Security Agreement authorizes any sale, transfer, or other disposition of the Collateral by the Debtor.

“Includes” and “including” are not limiting.

“Or” is not exclusive.

“All” includes “any” and “any” includes “all.”

Execution Copy
9.7
Integration and Modifications. This Security Agreement is the entire agreement of the Debtor and Secured Party concerning its subject matter. Any modification to this Security Agreement must be made in writing and signed by the party adversely affected.

9.8
Waiver. Any party to this Security Agreement may waive the enforcement of any provision to the extent the provision is for its benefit. Neither delay in exercise of nor partial exercise of any of Secured Party’s remedies or rights shall waive further exercise of those remedies or rights. Secured Party’s failure to exercise remedies or rights does not waive subsequent exercise of those remedies or rights. Secured Party’s waiver of any default does not waive further default. Secured Party’s waiver of any right in this agreement or of any default is binding only if it is in writing. Secured Party may remedy any default without waiving it.

9.9
Further Assurances. Debtor agrees to execute any further documents, and to take any further actions, reasonably requested by Secured Party to evidence or perfect the security interest granted herein or to effectuate the rights granted to Secured Party herein.

9.14	Singular and Plural. When the context so requires, singular nouns and pronouns include the plural.
[Signature page appears next]

Execution Copy
The parties have signed this Security Agreement as of the day and year first above written at Costa Mesa California.
“SECURED PARTY”
PACIFIC DECISION SCIENCE CORPORATION
a Delaware corporation

By:	/s/ Lorraine M. Breece
Lorraine M. Breece
Its	Vice President
“DEBTOR”
CUSTOMER SERVICE DELIVERY PLATFORM CORPORATION
a California corporation

By:	/s/ Jerry Edinger
Jerry Edinger
Its President and CEO